Exhibit 99.1
Holly Corporation & Holly Energy Partners announce four to five day reduction in Navajo Refinery operations
Reduced operations expected to temporarily impact gasoline and diesel production and pipeline distribution
DALLAS, TX, November 16, 2005 — Holly Corporation (NYSE: HOC) and Holly Energy Partners, L.P. (NYSE: HEP) today announced that production of gasoline and diesel fuel at Holly Corporation’s Navajo Refinery will be substantially reduced, for a period expected to last 4 to 5 days beginning November 16, to permit an unanticipated repair of the Navajo Refinery’s continuous catalytic reformer (“CCR”). While the CCR is being repaired, the Navajo Refinery’s crude oil runs will continue at reduced rates. It is expected that a portion of the shortfall in gasoline and diesel fuel production caused by the CCR repair can be made up gradually through slightly higher than normal production over the several weeks following resumption of full refinery operations. The reduction in Navajo Refinery production is expected to result in substantially reduced shipments for 4 or 5 days on Holly Energy Partners’ refined products pipelines that normally ship Navajo Refinery products to El Paso and to points in northern New Mexico; Holly Energy Partners’ pipeline shipments may then be slightly higher than normal as the Navajo Refinery makes up part of the production shortfall.
Holly Corporation, headquartered in Dallas, Texas, is an independent petroleum refiner and marketer that produces high value light products such as gasoline, diesel fuel and jet fuel. Holly operates through its subsidiaries a 75,000 barrels per day (“bpd”) refinery located in Artesia, New Mexico, a 26,000 bpd refinery in Woods Cross, Utah, and an 8,000 bpd refinery in Great Falls, Montana.
Holly Energy Partners, L.P., headquartered in Dallas, Texas, provides petroleum product transportation and terminal services to the petroleum industry, including Holly Corporation, which owns a 45% interest in the Partnership. The Partnership owns and operates petroleum product pipelines and terminals primarily in West Texas, New Mexico, Arizona, Washington, Colorado and Utah. In addition, the Partnership owns a 70% interest in Rio Grande Pipeline Company, a transporter of LPGs from West Texas to Northern Mexico.
The following is a “safe harbor” statement under the Private Securities Litigation Reform Act of 1995: The statements in this press release relating to matters that are not historical facts are “forward-looking statements” within the meaning of the federal securities laws. These statements are based on our beliefs and assumptions using currently available information and expectations as of the date hereof, are not guarantees of future performance and involve certain risks and uncertainties, including those contained in our filings with the Securities and Exchange Commission. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that our expectations will prove correct. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in these statements. The forward-looking statements speak only as of the date made, other than as required by law, and we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
FOR FURTHER INFORMATION, Contact:
Stephen J. McDonnell, Vice President and CFO,
Holly Corporation & Holly Energy Partners, L.P.
M. Neale Hickerson, Vice President, Investor Relations,
Holly Corporation & Holly Energy Partners, L.P.
214/871-3555